UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012

HEALTH IN HARMONY, INC.

(Name of registrant in its charter)

Nevada	000-54632	98-0576696
(State or jurisdiction	(Commission File	(IRS Employer
of incorporation or	Number)	Identification No.)
organization)

47 Sherwood Drive, Dalyellup, 6230, Western Australia

 (Address of principal executive offices)

(855) 640-1859

 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01   Changes in Control of Registrant.

On October 31, 2012 (the “Closing Date”), Susanna Janse Van Vuuren (the “Selling Stockholder”), the owner of an aggregate of 4,000,000 shares of common stock of Health In Harmony, Inc. (the “Registrant”), representing approximately 58.0% of the issued and outstanding common stock of the Registrant (the “Shares”), entered into and performed a Securities Purchase Agreement (the “SPA”) pursuant to which the Selling Stockholder sold the Shares to Tungsten 74 LLC, a Delaware limited liability company (“Tungsten”) controlled by Viacheslav Kriventsov. Pursuant to the SPA, the Selling Stockholder sold the Shares to Tungsten for aggregate consideration of $311,108.00, or approximately $0.0778 per share, less any liabilities.

The Registrant contemplates that the Registrant and the beneficial stockholders (the “Life Care Medical Stockholders”) of Life Care Medical Devices, Ltd., a Hong Kong SAR corporation (“Life Care Medical”), shall enter into a share exchange and reorganization agreement pursuant to which (a) Tungsten shall deliver the Shares to the Registrant for cancellation and (b) the Life Care Medical Stockholders shall exchange all of the issued and outstanding shares of Life Care Medical capital currently held by the Life Care Medical Stockholders in exchange for such number of shares of common stock of the Registrant as shall constitute approximately 83.4% of the then outstanding common stock (the “Exchange”). As a result of the Exchange, assuming such transaction is consummated, of which there can be no assurance, Life Care Medical shall become a wholly-owned subsidiary of the Registrant.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

In accordance with the SPA and the transactions contemplated thereby, effective at the Closing Date, Dr. Nickolay V. Kukekov, a member of Tungsten, was appointed to serve as the Registrant’s Chief Executive Officer and as a director. In addition, in accordance with the SPA and the transactions contemplated thereby, the Selling Stockholder has agreed to resign as an officer and director of the Registrant effective upon compliance by the Registrant with applicable information distribution requirements under the Securities Exchange Act of 1934, as amended, including the filing and distribution of a Schedule 14F. Dr. Kukekov will not receive any compensation for his service as the Registrant’s Chief Executive Officer and director. Dr. Kukekov’s appointment to serve as the Registrant’s Chief Executive Officer and as a director is directly related to the SPA and the Exchange. Tungsten, as the Registrant’s majority stockholder, determined it to be in the best interests of the Registrant to appoint one of its members to serve as the Registrant’s Chief Executive Officer and as a director to facilitate the potential reverse merger between the Registrant and Life Care Medical. As a result, Dr. Kukekov was appointed to serve as the Registrant’s Chief Executive Officer and as a director. Upon the resignation of the Selling Stockholder as an officer and director of the Registrant, Dr. Kukekov shall be the sole officer and director of the Registrant. There are no related party transactions between the Registrant and Dr. Kukekov that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Background of Directors and Officers

Nickolay V. Kukekov (age 38) was appointed to serve as the Registrant’s Chief Executive Officer and as the Registrant’s director as of the Closing Date. Dr. Kukekov currently serves as the managing director of Highline Research Advisors. Prior to forming Highline Research Advisors, a division of John Thomas Financial, Dr. Kukekov was the Managing Director of Healthcare Investment Banking at Summer Street Research from October 2010 to August 2012. In September 2009, Dr. Kukekov was a co-founder of the Healthcare Investment Banking group at Gilford Securities. From December 2007 to July 2009, Dr. Kukekov served as the managing director of Paramount BioCapital, where he ran the advisory, M & A and capital raising services for in-house private and public portfolio companies. Dr. Kukekov holds a Bachelor of Science degree in Molecular, Cellular and Developmental Biology from the University of Colorado at Boulder and a Ph.D. in Neuroscience from Columbia University, College of Physicians and Surgeons in New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTH IN HARMONY, INC.

Date: November 6, 2012	By: /s/ Nickolay V. Kukekov
Nickolay V. Kukekov Chief Executive Officer